Exhibit (a)(1)(A)

CONEXANT SYSTEMS, INC.

OFFER TO PURCHASE

Offer to Purchase for Cash
Any and All of its Outstanding
4.00% Convertible Subordinated Notes due 2026
(CUSIP No. 207142AG5 and CUSIP No. 207142AH3)

The Offer (as defined below) will expire at 12:00 midnight, New York City time, on March 30, 2010, unless extended or earlier terminated by the Company (such date and time, as the same may be extended or earlier terminated, the “Expiration Time” ). Registered Holders of the Notes must validly tender their Notes (as defined below) before the Expiration Time to be eligible to receive the consideration (as described below). Your acceptance of the Offer may only be withdrawn under the circumstances described in this Offer to Purchase and in the Letter of Transmittal.

Conexant Systems, Inc., a Delaware corporation, hereby offers to purchase for cash any and all of its outstanding 4.00% Convertible Subordinated Notes due 2026, CUSIP No. 207142AG5 and CUSIP No. 207142AH3 (the “Notes” ), at the price set forth below upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase” ) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” ), which together constitute the Offer (the “Offer” ) from each registered holder of the Notes (each, a “Holder” and, collectively, the “Holders” ). In this Offer, “Conexant Systems, Inc.”, “Conexant”, “we”, “us”, “our” and the “Company” refer to Conexant Systems, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise.

Subject to the terms and conditions of the Offer, Holders who validly tender, and do not validly withdraw, their Notes at or prior to the Expiration Time, will receive $1,000 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

The Offer is subject to the satisfaction or waiver of certain conditions, including the consummation of a transaction (the “Financing Transaction” ) in which the Company plans to obtain new debt financing (the “New Notes”) and new equity financing in an amount, together with available cash on hand, that is sufficient to pay the consideration to tendering Holders, on terms and conditions satisfactory to the Company in its sole discretion (the “Financing Condition” ). We expressly reserve the right, at any time or at various times, to waive any of the conditions to the Offer, in whole or in part. This Offer shall not constitute an offer to sell or the solicitation of an offer to buy the New Notes, any shares of the Company’s common stock or any other security.

This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See “Incorporation of Documents by Reference”.

NONE OF THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE (AS DEFINED BELOW) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR ANY PORTION OF THEIR NOTES.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Goldman, Sachs & Co. (the “Dealer Manager” ) or Global Bondholder Services Corporation (the “Information Agent” and the “Depositary” ). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

March 3, 2010

IMPORTANT NOTICE

A beneficial owner of Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such nominee to tender the Notes on the beneficial owner’s behalf. See “Terms of the Offer — Procedure for Tendering Notes.”

The Depository Trust Company, or DTC, has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effect a tender, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal, transmit their acceptance to DTC through DTC’s Automated Tender Offer Program (“ATOP”). To effect such a tender, participants should transmit their acceptance through ATOP and follow the procedure for book-entry delivery of the Notes set forth under “Terms of the Offer — Procedure for Tendering Notes”. Neither Holders nor beneficial owners of tendered Notes will be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary, the Information Agent, or the Company. Holders tendering through their brokers, dealers or other nominees should consult such nominee to determine whether any charges will apply.

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth above.

The Company reserves the right to extend the Offer with respect to the Notes, if necessary, so that the Expiration Time occurs upon or shortly after the satisfaction or waiver of the conditions to the Offer.

Subject to applicable law and the terms set forth in the Offer, the Company reserves the right to (i) waive or modify in whole or in part any and all conditions to the Offer, including the Financing Condition, (ii) extend the Expiration Time, (iii) modify or terminate the Offer, or (iv) otherwise amend the Offer in any respect. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment of Notes tendered pursuant to the Offer, or the payment for Notes accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer. In the event that the Offer is terminated or otherwise not completed with respect to the Notes, the consideration for the Notes will not be paid or become payable to Holders of Notes, without regard to whether any Holders have validly tendered their Notes (in which case any tendered Notes will be promptly returned to the Holders).

The statements made in this Offer to Purchase are made as of the date on the cover page and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this Offer to Purchase and the Letter of Transmittal shall not under any circumstances create any implication that the information contained herein or incorporated by reference herein is correct as of a later date or that there has not been any change in such information or in the affairs of the Company or any of its subsidiaries or affiliates since such dates.

This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities laws, “Blue Sky” laws or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Exchange Act, from purchasing any of the Notes outside of the Offer until after the tenth business day after the expiration or termination of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the

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Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

The CUSIP numbers referenced in this Offer to Purchase, the Letter of Transmittal and any related documents have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the Holders. None of the Company, the Dealer Manager, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to the correctness of any CUSIP numbers on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

We have not authorized any dealer, salesperson or other person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, all or any portion of the aggregate principal amount of your Notes in the Offer. We have not authorized any dealer, salesperson or other person to give any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on any such recommendation, information or representation as having been authorized by the Company, including the Board of Directors and employees of the Company, the Dealer Manager, the Depositary, the Information Agent or the Trustee.

None of the Company or its Board of Directors or employees, the Dealer Manager, the Depositary, the Information Agent or the Trustee is making any representation or recommendation to any Holder as to whether or not to tender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Notes for repurchase and, if so, the amount of Notes to tender.

You may contact your broker, bank or other nominee for assistance in connection with the Offer. To request additional copies of the Offer to Purchase or Letter of Transmittal, please contact the Information Agent. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, including, but not limited to, “may”, “will”, “could”, “project”, “believe”, “anticipate”, “expect”, “estimate”, “continue”, “potential”, “plan” and “forecasts”, the negatives of such expressions, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•	our expectations, subject to the qualifications expressed, regarding the sufficiency of our existing sources of liquidity and cash to fund our operations, research and development, anticipated capital expenditures and our working capital needs for at least the next 12 months and whether we will be able to repatriate cash from our foreign operations on a timely and cost-effective basis;

•	our expectation that we will be able to sustain the recoverability of our goodwill, intangible and tangible long-term assets;

•	expectations that we will have sufficient capital to repay our indebtedness as it becomes due and to finance our ongoing business and operations and that we will be able to successfully complete restructuring or refinancing alternatives, including our senior secured notes offering, the common stock offering and this tender offer;

•	expectations that we will be able to use our net operating losses and other tax attributes to offset future taxable income;

•	expectations regarding the market share of our products, growth in the markets we serve and our market opportunities;

•	expectations regarding the closing of the sale of our real property in Newport Beach, California;

•	expectations regarding price and product competition;

•	continued demand and future growth in demand for our products in the communications, personal computer and consumer markets we serve;

•	our plans and expectations regarding the transition of our semiconductor products to smaller line width geometries;

•	our product development plans;

•	our expectation that our largest customers will continue to account for a substantial portion of our revenue;

•	expectations regarding our contractual obligations and commitments;

•	our expectation that we will be able to protect our products and services with proprietary technology and intellectual property protection;

•	our expectation that we will be able to meet our lease obligations (and other financial commitments); and

•	our expectation that we will be able to continue to rely on third party manufacturers to manufacture, assemble and test our products to meet our customers’ demands.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth under “Certain Significant Considerations” in this Offer to Purchase and in other sections of this Offer to Purchase and in our most recent Annual Report on Form 10-K under the caption “Risk Factors”, “Business”, “Legal Proceedings”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Quantitative and Qualitative Disclosures About Market Risk”, our subsequent Quarterly Report on Form 10-Q and our other reports filed with the Securities and Exchange Commission (“SEC”). Please consider our forward-looking statements in light of those risks as you read this Offer to Purchase. You are cautioned not to place undue reliance on these forward-looking statements, and all forward-looking statements speak only as of the date on which they are made. Additional risks relating to our business, the industries in which we operate or any of our securities may be described from time to time in our filings with the SEC.

You should read this Offer to Purchase and the documents that we reference in this Offer to Purchase and have filed as exhibits to the Tender Offer Statement on Schedule TO-I (the “Schedule TO” ) filed with the SEC, of which this Offer to Purchase is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to Holders, we do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE OFFER IS NOT BEING MADE TO, NOR WILL NOTES BE ACCEPTED FOR PURCHASE FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

This Offer to Purchase and the Letter of Transmittal contain important information that Holders are urged to read before any decision is made with respect to the Offer. This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See “Incorporation of Documents by Reference”.

SUMMARY OF THE OFFER

The following are answers to some of the questions that you, as a Holder, may have about the Offer. The information below is a summary and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and the accompanying Letter of Transmittal. We urge you to read carefully the remainder of this Offer to Purchase and the documents that are incorporated by reference in this document because the information in this summary is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

Questions and Answers About the Offer

Who is offering to purchase the Notes?

•	Conexant Systems, Inc., a Delaware corporation, is offering to purchase the Notes.

What securities are we seeking to purchase in the Offer?

•	We are offering to purchase for cash any and all of our outstanding 4.00% Convertible Subordinated Notes due 2026, which we refer to as the “Notes”. We issued the Notes pursuant to an indenture (the “Indenture” ) dated as of March 7, 2006, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association) as trustee (the “Trustee” ). As of March 3, 2010, there was $232.4 million aggregate principal amount of Notes outstanding.

Why are we making the Offer?

•	We are making the Offer in order to repurchase any and all of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.

How much are we offering to pay for the Notes?

•	We are offering to pay $1,000 in cash, plus accrued and unpaid interest up to, but not including, the payment date for each $1,000 principal amount of Notes accepted for payment. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

What are the conditions to the Offer?

•	The purchase by us of validly tendered Notes is subject to the satisfaction of certain conditions, including the Financing Condition, and the General Conditions described in “Terms of the Offer — Conditions to the Offer” and the procedural requirements described in this Offer to Purchase.

Is there a minimum tender condition to the Offer?

•	No. The Offer is not conditioned on a minimum percentage of the outstanding aggregate principal amount of the Notes having been validly tendered and not withdrawn.

How will we fund the purchase of Notes in the Offer?

•	We intend to use (i) the net proceeds from the Financing Transaction and (ii) to the extent necessary to purchase all tendered Notes, available cash on hand. We cannot assure you that the Financing Transaction will be completed. Subject to Rule 14e-l(c) under the Exchange Act, if the Financing Condition is not satisfied, we will not be required to accept for purchase, or to pay for, any Notes.

•	The Offer is contingent upon the closing of the Financing Transaction. There are no alternative financing arrangements or plans in the event that the Financing Condition is not met. If the Financing Condition is satisfied, we will promptly disclose this information and we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the

Exchange Act. This Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy the New Notes, any shares of the Company’s common stock, or any other security. Allocations in the Financing Transaction will be determined by us and the underwriters and initial purchasers, as applicable, in their sole discretion based on a number of different factors, which may include an assessment of an investor’s long-term interest in owning our securities and the size and timing of such investor’s indication of interest in the Financing Transaction and in the Offer. However, neither we nor such underwriters or such initial purchasers are obligated to consider participation in the Offer in making an allocation determination with respect to any particular investor.

What is the market value of the Notes?

•	The Notes are not listed on any national securities exchange. There is no established public reporting or trading system for the Notes, and trading in the Notes has been limited. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CNXT”. On March 2, 2010, the closing price of our common stock, as reported on the NASDAQ Global Select Market, was $4.89 per share.

What is the process for tendering Notes?

There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•	If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

•	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name”, then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•	If your Notes are held of record by DTC, you must tender them through ATOP.

•	You should read the section titled “Terms of the Offer — Procedure For Tendering Notes” for more information on how to tender your Notes.

When does the Offer expire?

•	The Offer expires at 12:00 midnight, New York City time, on March 30, 2010, unless we extend the Offer in our sole discretion or unless we earlier terminate the Offer. We retain the right to terminate or extend the Offer for any reason.

•	In addition, if we materially change the terms of the Offer or information concerning the Offer (including whether the Financing Condition has been satisfied), or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by applicable rules of the Exchange Act.

May the Offer be extended, amended or terminated and under what circumstances?

•	We may amend the Offer in any respect in our sole discretion by giving written notice of such amendment to the Depositary.

•	We may extend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered.

•	We may terminate the Offer if the Financing Condition is not satisfied, if the General Conditions set forth below are not satisfied or for any other reason in our sole discretion.

•	You should read the section titled “Terms of the Offer — Extension, Waiver, Amendment and Termination” for more information.

How will Holders of Notes be notified if the Offer is extended?

•	If we extend the Offer, we will notify you as promptly as practicable by press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service. You should read the section titled “Terms of the Offer — Extension, Waiver, Amendment and Termination” for more information. In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 14e-1(b) under the Exchange Act.

When will Holders receive payment for tendered Notes?

•	You will receive payment for your Notes promptly after the date on which we accept Notes pursuant to terms of the Offer. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled “Terms of the Offer — General” for more information.

Can Holders withdraw tendered Notes?

•	You may withdraw your tendered Notes at any time on or before the Expiration Time (as it may be extended from time to time). You may also withdraw your Notes if we have not accepted them for payment by April 27, 2010 (40 business days from the commencement of the Offer).

How do Holders withdraw previously tendered Notes?

•	To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. You should read the section titled “Terms of the Offer — Withdrawal of Tendered Notes” for more information on how to withdraw previously tendered Notes.

What happens to Notes that are not tendered?

•	Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Such Notes will remain outstanding according to their terms and will continue to accrue interest under the terms of the Indenture. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the sections titled “Purpose of the Offer” and “Certain Significant Considerations”.

•	If you do not tender your Notes, you will continue to have the right to convert your Notes into shares of our common stock under the terms and subject to the conditions specified in the Indenture. On March 2, 2010, the closing price of our common stock, as reported on the NASDAQ Global Select Market, was $4.89 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR OUR COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER. See “Trading Market for the Notes and Common Stock” in this Offer to Purchase.

•	If you do not tender your Notes, beginning on March 1, 2011, the Notes may be redeemed at the Company’s option at a price equal to 100% of the principal amount, plus any accrued and unpaid interest. In addition, Holders may require the Company to repurchase, for cash, all or part of their Notes on March 1, 2011, March 1, 2016 and March 1, 2021, or upon a fundamental change (as defined in the Indenture), at a price of 100% of the principal amount, plus any accrued and unpaid interest.

May Holders still convert Notes into shares of Conexant common stock?

•	The Notes may be converted only upon the satisfaction of certain conditions, as described in the section titled “Information About the Notes — What is the conversion rate of the Notes?” As of the date of this Offer to Purchase, and to the Company’s knowledge, no conversion rights with respect to the Notes exist. However, if during the pendency of the Offer, any such condition is satisfied, Holders may convert their Notes in accordance with the procedures in the Indenture; provided, however, that if you tender your Notes in the Offer, you may convert your Notes only after you validly withdraw your previously tendered Notes before your right to withdraw has expired. If any such conditions are satisfied, the Notes are convertible into shares of the Company’s common stock at a conversion rate (subject to adjustment) of 20.3252 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price of approximately $49.20 per share, subject to adjustment for certain events. Upon conversion, we have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock.

•	On March 2, 2010, the closing price of our common stock, as reported on the NASDAQ Global Select Market, was $4.89 per share.

Do Holders have to pay a brokerage commission for tendering Notes?

•	No brokerage commissions are payable by you to the Company, the Dealer Manager, the Trustee, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 3 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

Do we have the financial resources to pay for the tendered Notes?

•	We intend to use (i) the net proceeds from the Financing Transaction and (ii) to the extent necessary to purchase all tendered Notes, available cash on hand. We cannot assure you that the Financing Transaction will be completed. Subject to Rule 14e-l(c) under the Exchange Act, if the Financing Condition is not satisfied, we will not be required to accept for purchase, or to pay for, any Notes. See “Source and Amount of Funds”.

What consequences will arise if you do not tender your Notes and the Offer is successful?

•	Consummation of the Offer may have adverse consequences for Holders of Notes that elect not to tender Notes pursuant to the Offer.

•	The trading market for Notes not tendered pursuant to the Offer is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the Offer, which may adversely affect the market price for the Notes.

•	Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, that remain outstanding following termination or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

•	For a further discussion of these and certain other factors that should be considered in evaluating the Offer, see “Certain Significant Considerations” and “Certain United States Federal Income Tax Consequences”.

Where can Holders get more information regarding the Offer?

•	If you have any questions or requests for assistance, please contact Goldman, Sachs & Co., the Dealer Manager, at (800) 828-3182 (toll free) or (212) 357-4692, or Global Bondholder Services Corporation, the Information Agent for the Offer, at (866) 470-3700 (toll-free). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the phone number above. You may also contact us by writing or call us at Conexant Systems, Inc., 4000 MacArthur Boulevard, Newport Beach, CA 92660-3095, Attention: Secretary, Telephone: (949) 483-4600. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

Are we making any recommendation about the Offer?

•	None of the Company or its Board of Directors or employees, the Dealer Manager, the Depositary, the Information Agent or the Trustee is making any recommendation as to whether or not you should tender your Notes pursuant to the Offer. You should determine whether or not to tender your Notes pursuant to the Offer based upon, among other things, your own assessment of the current market value of the Notes, liquidity needs and investment objectives.

INFORMATION ABOUT THE NOTES

What is the amount of currently outstanding Notes?

•	As of March 3, 2010, there was $232.4 million aggregate principal amount of Notes outstanding.

What is the conversion rate of the Notes?

•	The Notes are convertible, at the option of the holder, into shares of the Company’s common stock at a conversion rate (subject to adjustment) of 20.3252 shares of common stock per $1,000 in principal amount of Notes, or a conversion price of approximately $49.20 per share, subject to adjustment for certain events, only under the following circumstances:

•	during any calendar quarter, and only during such calendar quarter, if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the applicable conversion price in effect on the last trading day of such preceding calendar quarter;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of the Notes;

•	if we have called the Notes for redemption;

•	if specified corporate transactions or distributions to holders of our common stock occur;

•	if a fundamental change, consisting of a change of control of the Company or our common stock ceasing to be listed for trading on a U.S. national securities exchange or approved for trading on an established automated over-the-counter U.S. trading market, occurs; or

•	during the ten trading days prior to, but excluding, March 1, 2026.

•	Upon conversion, we have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. As of the date of this Offer to Purchase and to the Company’s knowledge, no conversion rights with respect to the Notes exist.

•	On March 2, 2010, the closing price of our common stock, as reported on the NASDAQ Global Select Market, was $4.89 per share.

Do we have redemption rights?

•	If you do not tender your Notes, beginning on March 1, 2011, the Notes may be redeemed at the Company’s option at a price equal to 100% of the principal amount, plus any accrued and unpaid interest.

Do Holders have any rights to require us to repurchase the Notes?

•	Holders may require the Company to repurchase, for cash, all or part of their Notes on March 1, 2011, March 1, 2016 and March 1, 2021, or upon a fundamental change (as defined in the Indenture) at a price of 100% of the principal amount, plus any accrued and unpaid interest.

•	Additionally, an event of default (as defined in the Indenture) may result in the acceleration of the maturity of the Notes.

•	Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until after the tenth business day after the Expiration Time or the termination of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

What are the tax consequences if you tender your Notes?

•	For a discussion of certain U.S. federal income tax considerations with respect to the Offer applicable to Holders, see “Certain United States Federal Income Tax Consequences”.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website at www.sec.gov that contains our annual, quarterly and current reports and other information that we file electronically with the SEC. Our recent SEC filings are also available to the public free of charge at our website at www.conexant.com. Information on or accessible through our website is not included or incorporated into this Offer to Purchase.

We have filed with the SEC the Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” certain information we file with the SEC into this Offer to Purchase. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated herein by reference is considered to be part of this Offer to Purchase, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and filed pursuant to the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended October 2, 2009 (filed on November 27, 2009), as amended by Amendment No. 1 on Form 10-K/A (filed on December 22, 2009) (including those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 8, 2010, that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2010 (filed on February 8, 2010); and

•	Current Reports on Form 8-K filed on October 14, 2009, November 3, 2009, November 13, 2009, November 18, 2009, November 20, 2009, November 23, 2009, December 3, 2009, December 11, 2009, December 24, 2009 (with respect to Items 1.01, 5.03, and 8.01 and Exhibits 3.2 and 99.2 of Item 9.01 only), January 19, 2010, February 8, 2010 (two reports), February 22, 2010, February 24, 2010 and March 3, 2010.

Any statement contained in a document or report incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. You may request a free copy of these filings by writing or telephoning us at the following address: 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, Attention: Secretary, Telephone: (949) 483-4600.

ABOUT CONEXANT SYSTEMS, INC.

We design, develop and sell semiconductor system solutions, comprised of semiconductor devices, software and reference designs, for imaging, audio, embedded-modem, and video applications. These solutions include a comprehensive portfolio of imaging solutions for multifunction printers, fax platforms, and “connected” frame market segments. Our audio solutions include high-definition (HD) audio integrated circuits, HD audio codecs, and speakers-on-a-chip solutions for personal computers (PCs), PC peripheral sound systems, audio subsystems, speakers, notebook docking stations, voice-over-IP speakerphones, intercom, door phone, and audio-enabled surveillance applications. We also offer a full suite of embedded-modem solutions for set-top boxes, point-of-sale systems, home automation and security systems, and desktop and notebook PCs. Additional products include decoders and media bridges for video surveillance and security applications, and system solutions for analog video-based multimedia applications.

We market and sell our semiconductor products and system solutions directly to leading original equipment manufacturers (OEMs) of communication electronics products and indirectly through electronic components distributors. We also sell our products to third-party electronic manufacturing service providers, who manufacture products incorporating our semiconductor products for OEMs.

We were incorporated in Delaware in September 1996 and have been operating in the communications semiconductor business, including as part of the semiconductor systems business of Rockwell International Corporation (now Rockwell Automation, Inc.), since that time. We have been an independent public company since January 1999, following our spin-off from Rockwell. Since then, we have transformed our company from a broad-based communications semiconductor supplier into a fabless communications semiconductor supplier focused on delivering the technology and products for imaging, audio, embedded-modem, and video applications.

Our principal corporate office is located at 4000 MacArthur Boulevard, Newport Beach, CA 92660-3095, and our main telephone number at that location is (949) 483-4600. We maintain a website at www.conexant.com. None of the information contained on our website or on websites linked to our website is part of this Offer to Purchase.

PURPOSE OF THE OFFER

We are making the Offer in order to acquire any and all of the outstanding Notes. We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with the Notes. We are not seeking the approval of Holders for any amendment to the Notes or the Indenture.

SOURCE AND AMOUNT OF FUNDS

The total amount of funds required to purchase all of the outstanding Notes is estimated to be approximately $232.4 million, plus the accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment. In order to pay the purchase price for, and accrued and unpaid interest on, the Notes validly tendered and accepted for payment pursuant to the Offer, we intend to use (i) the net proceeds from the Financing Transaction (which are expected to be approximately $232 million) and (ii) to the extent necessary to purchase all tendered Notes, available cash on hand.

The Offer is conditioned upon the consummation of the Financing Transaction yielding net proceeds in an amount sufficient to pay the consideration that the Company would be required to pay to tendering Holders pursuant to the Offer, on terms and conditions satisfactory to the Company in its sole discretion. There are no alternative financing arrangements or plans in the event that the Financing Condition is not met. Subject to Rule 14e-1(c) under the Exchange Act, if the Financing Condition is not satisfied, we will not be required to accept for purchase, or to pay for, any Notes.

If the Financing Condition is satisfied, we will promptly disclose this information and we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act. The Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy the New Notes, any shares of the Company’s common stock, or any other security.

Allocations in the Financing Transaction will be determined by the Company and the underwriters and initial purchasers, as applicable, in their sole discretion based on a number of different factors, which may include an assessment of an investor’s long-term interest in owning the Company’s securities and the size and timing of such investor’s indication of interest in the Financing Transaction and in this Offer. However, neither the Company nor such underwriters or such initial purchasers are obligated to consider participation in the Offer in making an allocation determination with respect to any particular investor.

TRADING MARKET FOR THE NOTES AND COMMON STOCK

There is no established public reporting or trading system for the Notes, and trading in the Notes has been limited.

Our common stock is traded on the NASDAQ Global Select Market (formerly the Nasdaq National Market) under the symbol “CNXT”. The following table lists the high and low intra-day sale prices for our common stock as reported by the NASDAQ Global Select Market for the periods indicated:

	High	Low

Fiscal Year Ended October 1, 2010:
Second quarter (through March 2, 2010)	$5.17	$2.30
First quarter	$3.31	$2.04
Fiscal Year Ended October 2, 2009:
Fourth quarter	$3.95	$1.11
Third quarter	1.74	0.68
Second quarter	0.86	0.26
First quarter	3.35	0.64
Fiscal Year Ended October 3, 2008:
Fourth quarter	$6.48	$2.68
Third quarter	6.60	4.30
Second quarter	9.00	3.50
First quarter	14.80	8.20

The closing price of our common stock on March 2, 2010 was $4.89 per share. For more information on the possible effects of the Offer on the trading market for the Notes, see “Certain Significant Considerations — Limited Trading Market”.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

TERMS OF THE OFFER

General

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer” ), including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash, any and all of our outstanding Notes at a purchase price of $1,000 for each $1,000 principal amount of Notes plus accrued and unpaid interest up to, but not including, the payment date. As of March 3, 2010, there was $232.4 million aggregate principal amount of Notes outstanding. You will not be required to pay a commission to the Dealer Manager, the Depositary, the Information Agent, or the Trustee in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 3 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

We expressly reserve the right to:

•	upon the occurrence of any event which would result in the failure of any of the conditions to the Offer, as described below under “— Conditions to the Offer”, terminate the Offer and not accept for payment the tendered Notes, in which case we will promptly return all previously tendered Notes to tendering Holders;

•	waive all the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered and not validly withdrawn on or before the Expiration Time;

•	extend the Expiration Time at any time; and/or

•	amend the Offer.

Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at 12:00 midnight, New York City time, on March 30, 2010, unless we extend it in our sole discretion. You should read the sections titled “— Conditions to the Offer” and “— Extension, Waiver, Amendment and Termination” below.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not validly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes purchased in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Notes purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes validly tendered and not validly withdrawn.

NONE OF THE COMPANY OR ITS BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•	If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase;

•	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name”, then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

•	If your Notes are held of record by DTC, you must tender them through ATOP.

A HOLDER WITH NOTES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE NOTES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION TIME.

We are offering to purchase, any and all of the outstanding Notes in the Offer. Following completion of the Offer, subject to the restrictions of Rule 13e-4 under the Exchange Act, the Company may purchase additional Notes in the open market, in privately negotiated transactions, tender offers, exchange offers or otherwise. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which of these alternatives, if any, we will choose to pursue.

Procedure For Tendering Notes

Valid Tender.  For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Time. In addition, on or before the Expiration Time, either:

•	certificates for tendered Notes must be received by the Depositary at such address; or

•	such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

Only Holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer contained in this Offer to Purchase, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and other documents required by the Letter of Transmittal.

If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

Need for Signature Guarantee.  Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor” ) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Notes are tendered:

•	by the registered Holder of such Notes, or by a participant in DTC whose name appears on a Note position listing as the owner of such Notes, and that Holder has not completed either of the boxes titled

“A. Special Issuance/Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution” ).

Book-Entry Delivery of the Notes.  Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Time at one of its addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

General.  The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering Holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering Holder that:

•	such Holder has the full power and authority to tender, sell, assign and transfer the tendered Notes; and

•	when the same are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Form and Validity.  All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Compliance with “Short Tendering” Rule.  It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Offer under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4 under the Exchange Act. Our acceptance for payment of the Notes tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and Conexant upon the terms and subject to the conditions of the Offer.

Backup Withholding Tax.  Under the backup withholding provisions of United States federal income tax law, unless a Holder satisfies the conditions described in the Letter of Transmittal accompanying this Offer to Purchase or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax. To prevent backup withholding tax, a Holder should complete and sign Internal Revenue Service (“IRS”) Form W-9 (or suitable substitute) or an applicable IRS Form W-8. See the discussion in the Letter of Transmittal.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Notes in accordance with the procedures set forth above.

Withdrawal of Tendered Notes; Absence of Appraisal Rights

When Notes may be Withdrawn.  You may withdraw your tendered Notes at any time on or before the Expiration Time. You may also withdraw your Notes if we have not accepted them for payment by April 27, 2010 (40 business days from the commencement of the Offer). A withdrawal of previously tendered Notes may not be rescinded. Any Notes validly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are validly re-tendered.

Holders who have validly withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Time, by following one of the procedures described in “— Procedure for Tendering Notes”. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

Procedure for Withdrawing Notes.  For a withdrawal of Notes to be valid, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•	contain a description of the Notes to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and

•	be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

Alternatively, the notice of withdrawal must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

If a Holder tenders its Notes in the Offer, such Holder may convert its Notes only if such Holder validly withdraws its Notes prior to the time such Holder’s right to withdraw has expired. The notes are convertible, at the option of the holder upon satisfaction of certain conditions as provided in the Indenture, into shares of the Company’s common stock at a conversion rate (subject to adjustment) of 20.3252 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price of approximately $49.20 per share, subject to adjustment for certain events. Upon conversion, we have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. As of the date of this Offer to Purchase and to the Company’s knowledge, no conversion rights with respect to the Notes exist.

Form and Validity.  All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Absence of Appraisal Rights.  There are no appraisal or similar statutory rights available to Holders in connection with the Offer.

Conditions to the Offer

Notwithstanding any other provision of the Offer, we will not be obligated to accept for payment validly tendered Notes pursuant to the Offer, and may terminate the Offer, if the Company has not consummated the Financing Transaction yielding net proceeds, together with available cash on hand, in an amount sufficient to pay the consideration that the Company would be required to pay to tendering Holders pursuant to the Offer, on terms and conditions satisfactory to the Company in its sole discretion or if the General Conditions set forth below are not satisfied.

For purposes of the foregoing provisions, all of the “General Conditions” shall be deemed to have been satisfied on the Expiration Time unless, in our reasonable judgment, any of the following conditions shall have occurred and be continuing on or after the date hereof and before the Expiration Time:

•	there shall have occurred (i) any general suspension of trading in, a material impairment with regards to the trading in or limitation on prices for, securities in the United States securities or financial markets, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority on, or other event that would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (iv) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or (v) any significant adverse change in the United States securities or financial markets generally or in the real estate market which would have a material adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•	there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us;

•	there shall have occurred any development which would materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits to us of the Offer; or

•	the trustee for the Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Notes.

Any determination made by us concerning an event, development or circumstance described or referred to above, including the Financing Condition, will be final and binding on all parties. We expressly reserve the right to amend or terminate the Offer and to not accept for payment any Notes upon the failure of the satisfaction of the Financing Condition or General Conditions. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Information Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

If the Financing Condition is satisfied, we will promptly disclose this information and we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

Extension, Waiver, Amendment and Termination

We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

•	to extend the Expiration Time and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

•	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

•	to waive in whole or in part any condition to the Offer and accept for payment and purchase all Notes validly tendered and not validly withdrawn on or before the Expiration Time.

We expressly reserve the right, in our sole discretion, to terminate the Offer. If the General Conditions set forth under “— Conditions to the Offer” or the Financing Condition have failed to be satisfied, we reserve the right, in our sole discretion, to (i) terminate the Offer and not accept for payment and not pay for any Notes tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Notes. If we elect to terminate the Offer or postpone payment for tendered Notes, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Notes that we have accepted for payment is limited by

Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 14e-l(b) under the Exchange Act.

We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by press release or other public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all Notes previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders of Notes who have validly tendered their Notes in the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase.

No Recommendations Concerning the Offer.  None of the Company or its Board of Directors or employees, the Dealer Manager, the Information Agent, the Trustee or the Depositary or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender.

Limited Trading Market.  To the extent that Notes are tendered and accepted in the Offer, the trading market for Notes that remain outstanding following consummation of the Offer will become more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float” ) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price of any untendered or otherwise unpurchased Notes may be affected adversely to the extent that the Notes tendered and purchased pursuant to the Offer reduce the float. The reduced float may also make the trading price more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected.

Holders of untendered or unpurchased Notes may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of Holders holding Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

We may purchase the Notes after the expiration of the Offer on terms less favorable than those proposed in the Offer.  Subject to applicable legal requirements, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, that remain outstanding following termination or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

We expect to incur significant additional secured debt to which any remaining Notes will be effectively subordinated.  The indebtedness incurred in connection with the Financing Transaction is expected to be secured by liens on substantially all of the assets of the Company and certain of its subsidiaries, in each case, subject to certain exceptions and we may be able to incur additional secured indebtedness in the future. Any Notes that remain outstanding following consummation of the Offer will be effectively subordinated to these obligations to the extent of the value of the collateral securing such indebtedness. If the Company becomes insolvent or is liquidated, or if payment in respect of any other secured indebtedness is accelerated, the creditors of such secured indebtedness will be entitled to exercise the remedies available to a secured creditor under applicable law, including foreclosure on the assets in which they have been granted a security interest, a significant portion of which may be to the exclusion of the Holders of Notes that remain outstanding to the extent of the assets securing such debt. In the event of any distribution or payment of the Company’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness may have a prior claim to those assets of the Company that constitute their collateral. In such event, there may not be sufficient assets to pay amounts due on the Notes. As a result, Holders of any Notes that remain outstanding following consummation of the Offer may receive less, ratably, than holders of secured indebtedness or may not receive any payment at all.

Withdrawal Rights

Notes tendered prior to the Expiration Time may only be withdrawn, in writing, prior to the Expiration Time (12:00 midnight, New York City time, on March 30, 2010, unless we extend or earlier terminate the Offer). Holders should not tender any Notes that they do not wish to be accepted for purchase. You may also withdraw your Notes if we have not accepted them for payment by April 27, 2010 (40 business days from the commencement of the Offer).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of certain U.S. federal income tax considerations relating to Holders of the Notes with respect to the Offer. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation, banks, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle”, a “hedge”, a “conversion transaction”, or other “integrated transaction”, persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and S corporations, partnerships and other pass-through entities (or investors in such entities). In addition, this discussion does not address state, local or foreign tax considerations with respect to the Offer or U.S. federal tax considerations other than income taxation. This summary assumes that U.S. Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code” ) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS” ) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is an individual, a corporation or an estate or a trust that is not a U.S. Holder.

If any entity treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors.

Classification of the Notes

Although the proper treatment of the Notes for U.S. federal income tax purposes is not entirely free from doubt, the Company treats the Notes as indebtedness for U.S. federal income tax purposes and takes the position that the Notes are not subject to the special U.S. Treasury regulations governing contingent payment debt instruments and the remainder of this discussion assumes that the Notes are so treated. No assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the tax consequences resulting from the receipt of cash by a Holder in exchange for a Note pursuant to the Offer.

Tendering U.S. Holders

Sale of Notes Pursuant to the Offer.  The receipt of cash by a U.S. Holder in exchange for a Note pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Note generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Note (other than any amount allocable to accrued but unpaid interest on the Note, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the cost of the Note, increased by market discount, if any, previously included in the U.S. Holder’s income, and reduced (but not below zero) by any amortizable bond premium that an electing U.S. Holder has previously used to offset stated interest. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition over the sum of all amounts payable on the Note after the purchase date other than payments of stated interest. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder tendering a Note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of the sale. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. Amounts received by a U.S. Holder in respect of accrued and unpaid interest on a Note generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

Market Discount.  A Note has “market discount” if its stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by the U.S. Holder with respect to a Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method.

Tendering Non-U.S. Holders

Sale of Notes Pursuant to the Offer.  A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on a sale of the Notes pursuant to the Offer unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. and, if a tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment or fixed base to which the gain is attributable; or

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, and certain other conditions are met (in which case the Non-U.S. holder would be subject to U.S. federal income tax at a rate of 30% or a lower rate provided by an applicable income tax treaty, on such gain, which gain may be offset by U.S. source capital losses, even though the Holder is not considered a resident of the United States).

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty).

Any amount received by a Non-U.S. Holder pursuant to the Offer that is attributable to accrued interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; and

•	we have or our paying agent has received appropriate documentation (generally, an IRS Form W-8BEN) establishing that the Holder is not a U.S. person.

If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued interest under the preceding paragraph, payments attributable to accrued interest made to such Non-U.S. Holder generally will be subject to 30% withholding tax unless such Non-U.S. Holder provides us or our agent with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (ii) IRS Form W-8ECI stating that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct of the Non-U.S. Holder of a trade or business in the United States.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and if, under an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment or fixed base to which the interest is attributable), then the Non-U.S. Holder generally will be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding

A Holder whose Notes are tendered and accepted for payment pursuant to the Offer may be subject to certain information reporting requirements. In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Note unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes its exemption, or (ii) provides us with a correct taxpayer identification number (“TIN” ) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. In general, information reporting and backup withholding will not apply to the sale of Notes by a Non-U.S. Holder pursuant to the Offer, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN).

Any amount paid as backup withholding would be creditable against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the requisite information is timely provided to the IRS and other requirements are satisfied.

Non-Tendering Holders

A Holder whose Notes are not purchased by us pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER.

THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

Dealer Manager

Goldman, Sachs & Co. is acting as the Dealer Manager for the Company in connection with the Offer for which it will receive customary fees. Pursuant to the Dealer Manager Agreement, the Company will reimburse the Dealer Manager for certain out-of-pocket expenses. The Company has agreed to indemnify the Dealer Manager and its affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

The Dealer Manager may contact Holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager, in connection with the solicitation of tenders of Notes pursuant to the Offer.

The Dealer Manager and its affiliates are engaged in various business activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the Dealer Manager and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve Notes and other securities and instruments of the Company.

The Dealer Manager and its affiliates have performed and in the future may continue to perform various investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received or may receive customary fees and expenses. The Dealer Manager will be an initial purchaser of the New Notes and is sole book-running manager in connection with the Financing Transaction for which it expects to receive customary fees and be reimbursed for customary expenses. Allocations in the Financing Transaction will be determined by the Company and the underwriters and initial purchasers, as applicable, in their sole discretion based on a number of different factors, which may include an assessment of an investor’s long-term interest in owning the Company’s securities and the size and timing of such investor’s indication of interest in the Financing Transaction and in the Offer. However, neither the Company nor such underwriters or such initial purchasers are obligated to consider participation in this Offer in making an allocation determination with respect to any particular investor.

Any Holder who has questions concerning the terms of the Offer may contact the Dealer Manager at its address and telephone number set forth on the back cover page of this Offer to Purchase.

Depositary and Information Agent

The Depositary for the Offer is Global Bondholder Services Corporation. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Global Bondholder Services Corporation is acting as the Information Agent for the Company in connection with the Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Offer to Purchase.

None of the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company or any of the subsidiaries or affiliates of the Company contained in or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred after the date of this Offer to Purchase that may affect the significance or accuracy of this information.

MISCELLANEOUS

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled “Incorporation of Documents by Reference” and “Where You Can Find More Information”.

The Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such jurisdiction.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the Letter of Transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by the Offeror, the Trustee, the Dealer Manager, the Information Agent, the Depositary or any other person. The statements made in this Offer to Purchase are made as of the date on the cover page of this Offer to Purchase and the statements incorporated by reference are made as of the date of the document incorporated by reference. The delivery of this Offer to Purchase and the Letter of Transmittal shall not, under any circumstances, create any implication that the information contained herein or incorporated by reference is correct as of a later date.

Recipients of this Offer to Purchase and the Letter of Transmittal should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Offer.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Mail, Overnight Courier or by Hand or
by Facsimile Transmission (for Eligible Institutions only)

65 Broadway — Suite 404
New York, NY 10006
Attn: Corporate Actions

Phone: (866) 470-3700
Fax: (212) 430-3775/3779

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 404
New York, NY 10006

Banks and Brokers Call (212) 430-3774
All Others Call Toll Free (866) 470-3700
Fax (212) 430-3775

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

200 West Street
New York, New York 10282-2198
Attention: Liability Management Group
(212) 357-4692
(800) 828-3182 (toll free)